UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas		77024-3411
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 688-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

    James R. Gibbs, the Chairman, President and Chief Executive Officer of Frontier Oil Corporation (“Frontier”), has established a stock trading plan designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information, and allows the insiders to trade on a regular basis, regardless of any subsequent material non-public information they receive.  These trading plans allow insiders to diversify their holdings and to minimize the stock market impact of sales by spreading the sales out over time.

    On August 14, 2007, Mr. Gibbs adopted his Rule 10b5-1 trading plan, which authorized the sale of up to a maximum of 309,834 shares of Frontier common stock.  Shares will be sold under Mr. Gibbs’ trading plan on the open market at prevailing market prices and will be subject to the specific terms specified in his trading plan.  The shares being sold pursuant to this trading plan reflect up to 1,521,116 shares of Frontier common stock which are covered under a previously-executed variable forward sale contract between Mr. Gibbs and a financial institution.

    Sales under Mr. Gibbs’ Rule 10b5-1 trading plan are subject to the requirements and limitations of Rule 144 of the Securities Act of 1933, as amended.  Mr. Gibbs is required to report transactions made pursuant to his Rule 10b5-1 trading plan to the Securities and Exchange Commission.  Mr. Gibbs, as well as other Frontier officers and directors, may from time to time adopt Rule 10b5-1 trading plans or amend existing trading plans.  Except as required by law, Frontier does not undertake to report Rule 10b5-1 trading plans by other Frontier officers or directors or to report modifications, transactions or other activities under Mr. Gibbs’ Rule 10b5-1 trading plans or the similar plans of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION

By: /s/ Michael C. Jennings
Michael C. Jennings
Executive Vice President - Chief Financial Officer

Date: August 15, 2007